Exhibit 10.3
CIENA CORPORATION
2008 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
     Ciena Corporation, a Delaware corporation, (the “Company”), hereby grants restricted stock units relating to shares of its common stock, $.01 par value, (the “Stock”), to the individual named below as the Grantee, subject to the vesting conditions set forth in this Agreement. This grant is subject to the terms and conditions set forth in (i) this Agreement, (ii) the 2008 Omnibus Incentive Plan (the “Plan”) and (iii) the grant details for this award contained in your account with the Company’s selected broker. Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.
Grant Date:                            , 200
Name of Grantee:
Grantee’s Employee Identification Number:
Number of Restricted Stock Units Covered by Grant:
Vesting Start Date (if other than Grant Date):
Vesting Schedule:
By accepting this grant (whether by signing this Agreement or accepting the grant electronically via the website of the Company’s selected broker), you agree to the terms and conditions in this Agreement and in the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Holder:
(Signature)

Ciena Corporation:
By: David M. Rothenstein
Senior Vice President, General Counsel and Secretary

CIENA CORPORATION
2008 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Transferability	This grant is an award of restricted stock units in the number of Stock Units set forth on the first page of this Agreement, subject to the vesting conditions described in this Agreement (“Stock Units”). Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

Vesting	Your Stock Units will vest as indicated on the first page of this Agreement, provided you remain in Service on the vesting date and meet any applicable vesting requirements set forth in this Agreement. Except as provided in this Agreement, or in any other agreement between you and the Company, no additional Stock Units will vest after your Service has terminated.

Share Delivery Pursuant to Vested Units; Withholding Tax	Subject to any valid deferral election under the Director Restricted Stock Deferral Plan, Shares underlying the vested portion of the Stock Units will be delivered to you by the Company as soon as practicable following the applicable vesting date for those shares, but in no event beyond 2 1/2 months after the end of the calendar year in which the shares would have been otherwise delivered.

Subject to any valid deferral election under the Director Restricted Stock Deferral Plan, on the vesting date (or as soon as practicable thereafter), a brokerage account in your name will be credited with Stock representing the number of shares that vested under this grant (the “Vesting Shares”). If the vesting date is not a trading day, the Stock will be delivered on the next trading day. The Company will determine the number of the Vesting Shares necessary to cover the amount of federal, state, local, and foreign taxes that the Company is required to withhold with respect to the Stock Unit vesting, rounding up to the nearest whole Share of Stock (the “Withholding Shares”).

By accepting this award of Stock Units, you irrevocably (i) instruct the Company to deliver the Vesting Shares to your account; and (ii) authorize and direct the broker, to sell, on your behalf, the Withholding Shares at the market price per share at the time of such sale and to deliver the proceeds to the Company to be used to fund the payment of the withholding taxes. You further acknowledge that this irrevocable written instruction is intended to constitute an instruction pursuant to Rule 10b5-1 of the Exchange Act. The Company shall be responsible for the payment of any brokerage commissions relating to the sale of the Withholding Shares.

You acknowledge that until the first trading day following the broker’s sale of the Withholding Shares, you shall not be entitled to effect transactions in the net Vesting Shares credited to your brokerage account.

The purchase price for the vested Shares of Stock is deemed paid by your prior services to the Company.

Forfeiture of Unvested Units	Except as specifically provided in this Agreement or as may be provided in other agreements between you and the Company, no additional Stock Units will vest after your Service has terminated for any reason and you will forfeit to the Company all of the Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Death	If your Service terminates because of your death, the Stock Units granted under this Agreement shall accelerate and become immediately vested in full upon the date of your death.

Disability	If your Service terminates because of your Disability, the Stock Units granted under this Agreement shall accelerate become immediately vested in full upon the date of your Disability.

Retirement	If your Service terminates because of your retirement (in accordance with such guidelines as approved by the Board), the Stock Units granted under this Agreement shall become immediately vested in full upon the date of your retirement.

Corporate Transaction	Upon or in connection with a Corporate Transaction, your Stock Units shall accelerate and become immediately vested in full upon the effective date of the Corporate Transaction.

Termination For Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your Stock Units and this award shall immediately terminate.

Leaves of Absence	For purposes of this grant, your Service does not terminate when you go on a bona fide leave of absence approved by the Company, if the terms of your leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. The Company will determine, in its sole discretion, whether and when a leave of absence constitutes a termination of Service under the Plan.

Retention Rights	Neither your Stock Units nor this Agreement give you the right to be retained by the Company or any Affiliate in any capacity and your Service may be terminated at any time and for any reason.

Shareholder Rights	You have no rights as a shareholder unless and until the Stock relating to the Stock Units has been issued to you (or an appropriate book entry has been made). Except as described in the Plan or herein, no adjustments are made for dividends or other rights if the applicable record date occurs before your Stock is issued (or an appropriate book entry has been made). If the Company pays a dividend on its Stock, you will, however, be entitled to receive a cash payment equal to the per-share dividend paid on the Stock times the number of vested Stock Units that you hold as of the record date for the dividend.

Applicable Law	Any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to this Agreement or the Plan shall be commenced only in a court in the State of Delaware and the parties to this Agreement consent to the jurisdiction of such court. You agree to waive your rights to a jury trial for any claim or cause of action based upon or arising out of this Agreement or the Plan.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes the information provided in this Agreement, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this Stock Unit award, you consent to the

Company’s processing of such personal data and the transfer of such data outside the country in which you work or are employed, including, with respect to non-U.S. residents, to the United States, to transferees who shall include the Company and other persons designated by the Company to administer the Plan.

Consent to Electronic Delivery	Certain statutory materials relating to the Plan have been delivered to you in electronic form. By accepting this grant, you consent to electronic delivery and acknowledge receipt of these materials, including the Plan and Plan prospectus.

Non-U.S. Residents	If you are a non-U.S. resident, additional terms and conditions with respect to your award may apply as set forth on the Stock Administration page of the MyCiena intranet.
This Agreement is not a stock certificate or a negotiable instrument.